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                           CSP, INC. AND SUBSIDIARIES               Exhibit 11.1
               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
   For the three and nine month periods ended May 26, 1995 and May 27, 1994
                  (in thousands except for per share amounts)

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                                               /-----------------------------------------Unaudited---------------------------------/

                                               /---Three Months Ended ---------/              /-------- Nine Months Ended ------/

                                                 May 26,               May 27,                  May 26,                    May 27,
                                                  1995                  1994                     1995                       1994
                                               -----------           ---------------------------------------------------------------

Net Income (Loss) Per Common Share - (Primary)
- ---------------------------------------------

Net Income (Loss)                                    $320                  $560                      $28                     $1,358
                                               ===========           ===========              ===========                ===========


Average common shares outstanding                   2,798                 2,820                    2,806                      2,816
                                               ===========           ===========              ===========                ===========


Reported net income per common share                $0.11                 $0.20                    $0.01                      $0.48
                                               ===========           ===========              ===========                ===========



Net Income (Loss)Per Common Share - (Full Dilution)
- ---------------------------------------------

Net Income (Loss)                                    $320                  $560                      $28                     $1,358
                                               ===========           ===========              ===========                ===========


Average common shares outstanding                   2,798                 2,820                    2,806                      2,816

Add: Net additional common shares upon
      exercise of stock options                        37                    74                       40                         76
                                               -----------           -----------              -----------                -----------


Adjusted average common shares outstanding          2,835                 2,894                    2,846                      2,892
                                               ===========           ===========              ===========                ===========


Net income per common share - (Full Dilution)       $0.11                 $0.19                    $0.01                      $0.47
                                               ===========           ===========              ===========                ===========

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